Exhibit 21.01

                      LIST OF SUBSIDIARIES OF REGISTRANT
                          LIFSCHULTZ INDUSTRIES, INC.



     1.     Lifschultz Fast Freight, Inc. a Delaware corporation
(a wholly owned subsidiary of registrant)

     2. Hart Scientific, Inc., a Utah corporation (a wholly owned subsidiary of registrant)

     3.     Calorimetry Sciences Corporation, a Utah corporation
(a wholly owned subsidiary of Hart Scientific, Inc.)























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